Exhibit 99.1

InfuSystem Holdings, Inc. 3851 W. Hamlin Road Rochester Hills, MI 48309 248-291-1210

CONTACT:	Joe Dorame, Joe Diaz & Robert Blum Lytham Partners, LLC 602-889-9700
InfuSystem Reports First Quarter 2024 Financial Results
Record Net Revenues of $32.0 million Representing 5% Growth from the Prior Year
Gross Profit increased 10% - Gross Margin of 51.5%, an increase of 2.3%
Rochester Hills, Michigan, May 9, 2024 – InfuSystem Holdings, Inc. (NYSE American: INFU) (“InfuSystem” or the “Company”), a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, today reported financial results for the first quarter ended March 31, 2024.
2024 First Quarter Overview:
•Net revenues totaled $32.0 million, an increase of 5% vs. prior year.
◦Patient Services net revenue was $18.6 million, a decrease of 1% vs. prior year.
◦Device Solutions net revenue was $13.4 million, an increase of 16% vs. prior year.
•Gross profit was $16.5 million, an increase of 10% vs. prior year.
•Gross margin was 51.5%, an increase of 2.3% vs. prior year.
◦Patient Services gross margin was 66.0%, an increase of 4.5% vs. prior year.
◦Device Solutions gross margin was 31.3%, an increase of 1.9% vs. prior year.
•Net loss was $1.1 million, or $(0.05) per diluted share vs. prior year net loss of $0.3 million, or $(0.02) per diluted share.
•Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) (non-GAAP) was $3.9 million, a decrease of 9% vs. prior year.
•Company liquidity totaled $45.4 million, as of March 31, 2024.
Management Discussion

Richard DiIorio, Chief Executive Officer of InfuSystem, said, “We have started the year as planned, focusing on operating efficiencies, particularly in our biomedical services business where during the first quarter we completed the initial onboarding of devices under the master services agreement with a leading global healthcare technology and diagnostic company. These efforts are working to both improve our margins and prepare our network for the incremental growth we see coming later this year.”

“Biomedical services is just the first of several areas of our business seeing strong positive momentum. Oncology continues to win market share, securing incremental revenue and contribution that will contribute later this year. The pain management team is preparing for the impact of the NOPAIN Act which is expected to be implemented in 2025. Wound Care revenue related to Sanara’s advanced wound care products is ramping, even as the new business opportunities with our joint-venture partner continue to expand. We remain confident in our outlook and guidance for 2024 as we continue to build off the strong fundamentals of our business,” concluded Mr. DiIorio.

2024 First Quarter Financial Review
Net revenues for the quarter ended March 31, 2024 ("2024 First Quarter") were $32.0 million, an increase of $1.6 million, or 5%, compared to $30.4 million for the quarter ended March 31, 2023 ("2023 First Quarter"). The increase included higher net revenues for the Device Solutions segment offset partially by lower revenue for the Patient Services segment.
Patient Services net revenue of $18.6 million decreased $0.2 million, or 1.0%, during the 2024 First Quarter compared to the 2023 First Quarter. This decrease was primarily attributable to decreased third-party payer collections on billings totaling approximately $0.5 million and lower revenue from sales-type leases of NPWT pumps, which decreased by $0.3 million, both of which had tough comparisons to strong prior year amounts. These decreases were partially offset by higher treatment volume in both Oncology and Wound Care.
Device Solutions net revenue of $13.4 million increased $1.8 million, or 15.6%, during the 2024 First Quarter compared to the 2023 First Quarter. This increase included higher biomedical services revenue, which increased by $1.0 million, or 31%, higher sales of medical equipment, which increased by $0.6 million, or 40% and higher rental equipment revenue, which increased by $0.3 million. These increases were partially offset by lower sales of disposable medical supplies which decreased by $0.1 million. The increased biomedical revenue was mainly attributable to increased revenue from the master services agreement that was entered into in April 2022.
Gross profit of $16.5 million for the 2024 First Quarter increased $1.5 million, or 10.2%, from $15.0 million for the 2023 First Quarter. This increase was due to the increase in net revenues and by a higher gross margin. Gross margin increased to 51.5% during the 2024 First Quarter compared to 49.2% during the 2023 First Quarter. This increase was due to increases in gross margin for both the Patient Services and Device Solutions segments.
Patient Services gross profit was $12.3 million during the 2024 First Quarter, representing an increase of $0.7 million, or 6.4%, compared to the 2023 First Quarter. The improvement reflected a higher gross margin, which increased from the prior year by 4.5% to 66.0%. The higher gross margin was the result of a change in product mix favoring higher margin revenues. These improvements were partially offset by lower third-party payer collections on billings. The favorable gross margin mix was mainly related to the decrease in revenue related to NPWT equipment leases, which have a lower average gross margin than other Patient Services revenue categories.
Device Solutions gross profit during the 2024 First Quarter was $4.2 million, representing a increase of $0.8 million, or 23.2%, compared to the 2023 First Quarter. This increase was due to the higher net revenue and due to an increase in gross margin. The Device Solutions gross margin was 31.3% during the 2024 First Quarter, which was 1.9% higher than the 2023 First Quarter. This increase was due to an improvement in the absorption of direct expenses for the master services agreement launched during 2022 and accelerated during 2023. During the 2023 First Quarter, the Company experienced an increase in labor costs related to an increase in the number of biomedical technicians and other expenses associated with the rapid on-boarding of the master services agreement. Some of the additional labor costs included training activities and other labor expenses associated with building a larger team in order to have the capacity required to support much higher planned revenue volume. Over time, higher revenue levels have begun to absorb a portion of these increased labor costs resulting in the improved gross margin. We estimate that further gross margin improvements will be gained as cost reduction and productivity improvement activities continue to be developed and deployed.
Selling and marketing expenses for the 2024 First Quarter were $3.4 million, representing an increase of $0.2 million, or 4.7%, compared to selling and marketing expenses for the 2023 First Quarter. Selling and marketing expenses as a percentage of net revenues was 10.6% for both the current and prior year periods.
G&A expenses for the 2024 First Quarter were $13.7 million, an increase of $2.1 million, or 18.2%, from the 2023 First Quarter. The increase included a one-time $0.6 million payment to a former member of the board of directors related to a Cooperation Agreement and a one-time payment to the Company's former audit firm for services related to their consent to include their prior year audit report in our 2023 annual report totaling $0.3 million. The remaining increase of $1.2 million included timing-related higher management incentive compensation and stock-based compensation expenses of $0.4 million and $0.3 million, respectively, and other increased expenses totaling $0.5 million. The other increases were associated with revenue volume growth including the cost of additional personnel, information technology and general business expenses and included inflationary increases. G&A expenses as a percentage of net revenues for the 2024 First Quarter increased to 42.8% compared to 38.1% for the 2023 First Quarter.
Net loss for the 2024 First Quarter was $1.1 million, or $(0.05) per diluted share, compared to a net loss of $0.3 million, or $(0.02) per diluted share for the 2023 First Quarter.

Adjusted EBITDA, a non-GAAP measure, for the 2024 First Quarter was $3.9 million, or 12.1% of net revenue, and decreased by $0.4 million, or 8.9%, compared to Adjusted EBITDA for the 2023 First Quarter of $4.2 million, or 13.9% of prior period net revenue.
Balance sheet, cash flows and liquidity
During the three-month period ended March 31, 2024, operating cash flow provided cash totaling $0.4 million. During the same period in 2023 operating cash flow was a use of cash totaling $0.2 million. The change reflected lower working capital increases during 2024 offset partially by the increase in general and administrative expenses. Capital expenditures, which include purchases of medical devices, totaled $1.7 million during the three-month period of 2024 which was $2.6 million, or 61%, lower than the amount purchased during the same prior year period reflecting slower revenue growth which was concentrated in business lines that are less capital intensive.
As of March 31, 2024, available liquidity totaled $45.4 million and consisted of $44.6 million in available borrowing capacity under the Company's revolving line of credit plus cash and cash equivalents of $0.8 million. Net debt, a non-GAAP measure (calculated as total debt of $29.9 million less cash and cash equivalents of $0.8 million) as of March 31, 2024 was $29.1 million representing an increase of $0.2 million as compared to net debt of $28.9 million as of December 31, 2023 (calculated as total debt of $29.1 million less cash and cash equivalents of $0.2 million). Our ratio of Adjusted EBITDA to net debt (non-GAAP) for the last four quarters was 1.32 to 1.00 (calculated as net debt of $29.1 million divided by Adjusted EBITDA of $22.0 million). On April 26, 2023, we amended the 2021 credit agreement in order to extend the term of the facility and to replace LIBOR with Term SOFR as a benchmark interest rate. The new expiration date of the 2021 Credit Agreement is April 26, 2028.
Full Year 2024 Guidance

InfuSystem is reaffirming its annual guidance for the full year 2024 with net revenue growth estimated to be in the high-single-digit range and forecasting Adjusted EBITDA margin (non-GAAP) to be in the high-teens, exceeding the Company's margin of 17.8% in 2023. The Company intends to update its annual guidance throughout the year.

The full year 2024 guidance reflects management’s current expectation for operational performance, given the current market conditions. This includes our best estimate of revenue and Adjusted EBITDA and does not include any expenses related to planned upgrades of the Company's information technology and business applications. The Company and its businesses are subject to certain risks, including those risk factors discussed in our most recent annual report on Form 10-K for the year ended December 31, 2023, filed on April 10, 2024.
Conference Call
The Company will conduct a conference call for all interested investors on Thursday, May 9, 2024, at 9:00 a.m. Eastern Time to discuss its first quarter 2024 financial results. The call will include discussion of Company developments, forward-looking statements and other material information about business and financial matters.

To participate in this call, please dial (800) 285-6670 or (713) 481-1320, or listen via a live webcast, which is available in the Investors section of the Company’s website at https://ir.infusystem.com/. A replay of the call will be available by visiting https://ir.infusystem.com/ for the next 90 days or by calling (888) 556-3470, replay access code 159874, through May 16, 2024.

Non-GAAP Measures
This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. Non-GAAP financial measures presented in this press release include EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, net debt and Adjusted EBITDA to net debt ratio. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company’s management, investors and other interested parties about the Company’s operating performance because they allow them to understand and compare the Company’s operating results during the current periods to the prior year periods in a more consistent manner. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP, and similarly titled non-GAAP measures may be calculated differently by other companies. The Company calculates those non-GAAP measures by adjusting for non-recurring or non-core items that are not part of the normal course of business. A reconciliation of those measures to the most directly comparable GAAP measures is provided in the accompanying schedule, titled "GAAP to Non-GAAP Reconciliation" below. Future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the accompanying schedule below. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as non-core, nonrecurring, unusual or unanticipated changes, expenses or gains or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP guidance to the most comparable GAAP measures and, therefore, such comparable GAAP measures and reconciliations are excluded from this release in reliance upon applicable SEC staff guidance.
About InfuSystem Holdings, Inc.
InfuSystem Holdings, Inc. (NYSE American: INFU), is a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers. INFU services are provided under a two-platform model. The first platform is Patient Services, providing the last-mile solution for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment and services. The Patient Services segment is comprised of Oncology, Pain Management and Wound Therapy businesses. The second platform, Device Solutions, supports the Patient Services platform and leverages strong service orientation to win incremental business from its direct payer clients. The Device Solutions segment is comprised of direct payer rentals, pump and consumable sales, and biomedical services and repair. Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts, Texas and Ontario, Canada.
Forward-Looking Statements
The financial results in this press release reflect preliminary results, which are not final until the Company’s quarterly report on Form 10-Q for the quarter year ended March 31, 2024 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, our share repurchase program and capital allocation strategy, business plans, strategic partnerships, growth initiatives, objectives and prospects, future operating or financial performance, guidance and expected new business relationships and the terms thereof (including estimated potential revenue under new or existing contracts). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “goal,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, our ability to successfully execute on our growth initiatives and strategic partnerships, our ability to enter into definitive agreements for the new business relationships on expected terms or at all, our ability to generate estimated potential revenue amounts under new or existing contracts, the uncertain impact of the COVID-19 pandemic, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law, global financial conditions and recessionary risks, rising inflation and interest rates, supply chain disruptions, systemic pressures in the banking sector, including disruptions to credit markets, the Company's ability to remediate its previously disclosed material weaknesses in internal control over financial reporting, contributions from acquired businesses or new business lines, products or services and other risk factors disclosed in the Company’s most recent annual report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. Our strategic partnerships are subject to similar factors, risks and uncertainties. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.
Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW
INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
(in thousands, except share and per share data)	2024	2023

Net revenues	$31,995	$30,370
Cost of revenues	15,521	15,420
Gross profit	16,474	14,950

Selling, general and administrative expenses:
Amortization of intangibles	248	248
Selling and marketing	3,376	3,224
General and administrative	13,695	11,585

Total selling, general and administrative	17,319	15,057

Operating loss	(845)	(107)
Other expense:
Interest expense	(456)	(484)
Other income (expense)	3	(35)

Loss before income taxes	(1,298)	(626)
Benefit from income taxes	186	302
Net loss	$(1,112)	$(324)
Net loss per share:
Basic	$(0.05)	$(0.02)
Diluted	$(0.05)	$(0.02)
Weighted average shares outstanding:
Basic	21,225,768	20,853,018
Diluted	21,225,768	20,853,018

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SEGMENT REPORTING
(UNAUDITED)

	Three Months Ended March 31,		Better/ (Worse)
(in thousands)	2024	2023

Net revenues:
Patient Services	$18,591	$18,774	$(183)
Device Solutions	15,117	13,226	1,891
Less: elimination of inter-segment revenues (a)	(1,713)	(1,630)	(83)
Total Device Solutions	13,404	11,596	1,808
Total	31,995	30,370	1,625
Gross profit:
Patient Services	12,274	11,541	733
Device Solutions	4,200	3,409	791
Total	$16,474	$14,950	$1,524
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(UNAUDITED)
NET LOSS TO EBITDA, ADJUSTED EBITDA, NET LOSS MARGIN AND ADJUSTED EBITDA MARGIN:

	Three Months Ended March 31,
(in thousands)	2024	2023

GAAP net loss	$(1,112)	$(324)
Adjustments:
Interest expense	456	484
Income tax benefit	(186)	(302)
Depreciation	2,652	2,955
Amortization	248	248

Non-GAAP EBITDA	$2,058	$3,061

Stock compensation costs	1,057	720
Medical equipment reserve and disposals (1)	(104)	430
Management reorganization/transition costs	108	—
Cooperation Agreement payment and associated legal expenses	649	—
Certain other non-recurring costs	89	24

Non-GAAP Adjusted EBITDA	$3,857	$4,235

GAAP Net Revenues	$31,995	$30,370
Net Loss Margin (2)	(3.5)%	(1.1)%
Non-GAAP Adjusted EBITDA Margin (3)	12.1%	13.9%
(1)Amounts represent a non-cash (recovery) expense recorded to adjust the reserve for missing medical equipment and is being (deducted) added back due to its similarity to depreciation.
(2)Net Loss Margin is defined as GAAP Net Loss as a percentage of GAAP Net Revenues.
(3)Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of GAAP Net Revenues.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
(in thousands, except par value and share data)	March 31, 2024	December 31, 2023

ASSETS
Current assets:
Cash and cash equivalents	$822	$231
Accounts receivable, net	20,543	19,830
Inventories, net	6,249	6,402
Other current assets	4,842	4,157

Total current assets	32,456	30,620
Medical equipment for sale or rental	4,084	3,049
Medical equipment in rental service, net of accumulated depreciation	34,425	34,928
Property & equipment, net of accumulated depreciation	4,231	4,321
Goodwill	3,710	3,710
Intangible assets, net	7,199	7,446
Operating lease right of use assets	6,206	6,703
Deferred income taxes	9,236	9,115
Derivative financial instruments	1,716	1,442
Other assets	1,587	1,581

Total assets	$104,850	$102,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,796	$8,009
Other current liabilities	7,516	7,704

Total current liabilities	17,312	15,713
Long-term debt, net of current portion	29,931	29,101
Operating lease liabilities, net of current portion	5,331	5,799

Total liabilities	52,574	50,613

Stockholders’ equity:
Preferred stock, $0.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $0.0001 par value: authorized 200,000,000 shares; 21,290,254 issued and outstanding as of March 31, 2024 and 21,196,851 issued and outstanding as of December 31, 2023	2	2
Additional paid-in capital	110,715	109,837
Accumulated other comprehensive income	1,296	1,088
Retained deficit	(59,737)	(58,625)

Total stockholders’ equity	52,276	52,302

Total liabilities and stockholders’ equity	$104,850	$102,915

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2024	2023

OPERATING ACTIVITIES
Net loss	$(1,112)	$(324)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts	(130)	114
Depreciation	2,652	2,955
(Gain) loss on disposal of and reserve adjustments for medical equipment	(43)	450
Gain on sale of medical equipment	(629)	(883)
Amortization of intangible assets	248	248
Amortization of deferred debt issuance costs	19	18
Stock-based compensation	1,057	720
Deferred income taxes	(186)	(302)
Changes in assets - (increase)/decrease:
Accounts receivable	(237)	(961)
Inventories	153	(823)
Other current assets	(685)	(830)
Other assets	376	(846)
Changes in liabilities - (decrease)/increase:
Accounts payable and other liabilities	(1,106)	313
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	377	(151)

INVESTING ACTIVITIES
Purchase of medical equipment	(1,493)	(3,968)
Purchase of property and equipment	(182)	(317)
Proceeds from sale of medical equipment, property and equipment	1,257	1,234
NET CASH USED IN INVESTING ACTIVITIES	(418)	(3,051)

FINANCING ACTIVITIES
Principal payments on long-term debt	(15,258)	(13,683)
Cash proceeds from long-term debt	16,069	16,894
Debt issuance costs	—	—
Cash payment of contingent consideration	—	—
Common stock repurchased as part of share repurchase program	—	(153)
Common stock repurchased to satisfy statutory withholding on employee stock-based compensation plans	(365)	(324)
Cash proceeds from exercise of options and ESPP	186	559
NET CASH PROVIDED BY FINANCING ACTIVITIES	632	3,293

Net change in cash and cash equivalents	591	91
Cash and cash equivalents, beginning of period	231	165
Cash and cash equivalents, end of period	$822	$256